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                                                                    EXHIBIT 23.4

ACCOUNTANTS' CONSENT

The Board of Directors
NovaStar Financial, Inc.

We consent to the incorporation by reference in the Registration Statement No. 333-44977 on Form S-8 and Registration Statement No. 333-43471 on Form S-11 of NovaStar Financial, Inc. of our report dated January 30, 1998 relating to the consolidated balance sheets of NovaStar Financial, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of earnings, retained earnings, and cash flows for the year ended December 31, 1997 and the period from September 13, 1996 (inception) to December 31, 1996, and all related schedules, which report appears in the December 31, 1997 Annual Report on Form 10-K of NovaStar Financial, Inc.



/s/ KPMG Peat Marwick LLP
March 25, 1998